Exhibit 99.3

Press Release

IRIDEX Names Veteran Healthcare Executive Dominik Beck President, CEO

Theodore A. Boutacoff Named CTO to Lead Effort to Commercialize Innovative MicroPulse Technology

MOUNTAIN VIEW, Calif., Oct. 10, 2011 /PRNewswire via COMTEX/ — IRIDEX Corporation (Nasdaq: IRIX) (the “Company”) today announced that Dominik Beck has been named President and Chief Executive Officer effective today. Dr. Beck replaces Theodore A. Boutacoff, a co-founder of IRIDEX who will become Chief Technology Officer, and will also replace Mr. Boutacoff on the IRIDEX Board of Directors.

Dr. Beck, 47, has spent the majority of his career in leadership and management roles at innovative and growing global healthcare companies focused on eye care and ophthalmic devices. Most recently, Dr. Beck was President and Chief Operating Officer of Haag-Streit U.S. Holdings, a U.S. subsidiary of Switzerland-based Haag-Streit International, a global maker of diagnostic equipment in eye care.

Dr. Beck joined Haag-Streit in 2003 as President and Chief Operating Officer of Haag-Streit USA Inc. Under his leadership, the company delivered a continuous stream of innovation, expanded into new clinical applications and substantially broadened national distribution to achieve an annual double-digit revenue growth rate since 2003.

“Dominik has demonstrated that he has the commercial vision and business acumen to accelerate IRIDEX along its strategic path of growth and profitability,” said Chairman William M. Moore. “He has exceptional leadership skills and a breadth of background in our business segment, both nationally and internationally, that will allow him to contribute immediately to our organization and accelerate our synergistic strategy of diagnostic and therapeutic platforms. Under Dominik’s leadership, we believe we are well positioned to execute commercially and to meet a growing number of strategic and clinical milestones.”

Moore added that Mr. Boutacoff’s appointment to Chief Technology Officer was part of the Board of Directors’ long term strategy for transitioning the leadership of IRIDEX and that the Board wished to express its gratitude to Mr. Boutacoff for his tenure as Chief Executive Officer. Mr. Boutacoff, who was originally CEO from 1989 to 2005, was asked by the Board to return to the Chief Executive Officer position in 2007 to manage a successful turnaround effort. As Chief Technology Officer, he will manage R&D and will be focused on the commercial development of the Company’s innovative MicroPulse technology, a laser delivery modality that promises to be more effective for ocular treatments with fewer collateral effects than conventional laser treatments and potentially greater durability than competing drug therapies.

Dr. Beck noted that it is an ideal time to take on the leadership role at IRIDEX and that the Company is poised to progress to the next level by driving innovation aimed at diagnosing and treating patients with diabetic- and age-related eye diseases.

“The Company today is on solid financial footing following a successful turnaround,” Dr. Beck said. “We have a number of innovative new products moving toward the marketplace. My focus is to make IRIDEX a leading provider of products for the treatment of glaucoma and retinal diseases, such as proliferative diabetic retinopathy, diabetic macular edema and age-related macular degeneration. The combination of diagnostic technologies with our tissue-sparing MicroPulse technology has the potential to shift the paradigm for retinal and other ophthalmic surgeries and transform today’s invasive procedures to fully non-invasive procedures. Our goal is to create a better and more efficient experience for physicians, enhancing long-term visual outcomes and increasing quality of life for patients, which should result in substantial growth in the business and shareholder value.”

Prior to working for Haag-Streit, Dr. Beck was CEO of the Zurich-based ODC (Ophthalmic Development Company). Previously, he was also COO of the medical division of Schlieren, Switzerland-based Volpi AG.

Dr. Beck has a PhD in Bio-Medical Optics from the Institute of Biomedical Engineering and Medical Informatics at the Swiss Federal Institute of Technology. He also earned a masters degree in mechanical engineering at the Swiss Federal Institute of Technology.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s strategic plans, Dr. Beck’s expected contributions to IRIDEX at an organizational level and with respect to its ability to achieve strategic and clinical milestones, the effectiveness of the Company’s MicroPulse technology, its pipeline and its goals with respect to doctors, patients and shareholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of certain other risks relating to our business contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011, which was filed with the Securities and Exchange Commission on March 25, 2011. Forward-looking statements contained in this announcement are made as of this date and will not be updated.